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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name:  CHARTWELL DIVIDEND AND INCOME FUND, INC.

Address of Principal Business Office (No. and Street, City, State, Zip Code):

                         400 Bellevue Parkway
                         Wilmington, Delaware 19809

Telephone Number (including area code):

                         (302) 791-1700

Name and Address of agent for service of process:

                         Steven Turowski
                         c/o PFPC Inc.
                         400 Bellevue Parkway
                         Wilmington, Delaware 19809

Check Appropriate Box:

          Registrant is filing a Registration Statement pursuant to
Section 8(b) of the Investment Company Act of 1940 concurrently with the
filing of Form N-8A: Yes [x]   No [ ]

          Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of
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registration to be duly signed on its behalf in the City of Philadelphia and
Commonwealth of Pennsylvania on the 10th day of April 1998.


                                       CHARTWELL DIVIDEND AND
                                       INCOME FUND, INC.
                                       --------------------------------


                                       By:  /s/ Winthrop S. Jessup
                                            ---------------------------
                                            Winthrop S. Jessup
                                            Chairman

Attest:  /s/ Timothy J. Riddle
         -----------------------
         Timothy J. Riddle
         Treasurer